Filed Pursuant to Rule 433

Registration No. 333-169477-03

March 11, 2013

POTOMAC ELECTRIC

POWER COMPANY

$250,000,000

First Mortgage Bonds, 4.15% Series due March 15, 2043

Issuer:	Potomac Electric Power Company
Issue:	First Mortgage Bonds, 4.15% Series due March 15, 2043
Ratings:*	A3 (Stable)/A (Stable)/A (Negative) (Moody’s/S&P/Fitch)
Offering Size:	$250,000,000
Coupon:	4.15%
Trade Date:	March 11, 2013
Settlement Date:	March 18, 2013 (T+5)
Maturity Date:	March 15, 2043
Price to Public:	99.609% per Bond
Proceeds (before expenses) to Issuer:	$246,835,000
Benchmark Treasury:	2.75% due November 15, 2042
Benchmark Treasury Yield:	3.273%
Spread to Benchmark Treasury:	+90 bps
Yield to Maturity:	4.173%
Optional Redemption:	Make-whole call at any time prior to September 15, 2042, 15 bps spread over the U.S. Treasury selected by the independent investment banker. Callable on or after September 15, 2042 at par.
Interest Payment Dates:	March 15 and September 15 of each year, commencing on September 15, 2013
CUSIP/ISIN Number:	737679DE7 / US737679DE73

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Scotia Capital (USA) Inc.
Co-Managers:	Loop Capital Markets LLC The Williams Capital Group, L.P.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.